Exhibit 10.1
ENGLISH TRANSLATION OF ASSIGNMENT AGREEMENT

ASSIGNMENT AGREEMENT, dated as of November 19, 2008 (this “Agreement”), by and between Wonder Auto Limited, a British Virgin Islands corporation (“Assignor”) Golden Stone Capital Limited, a British Virgin Islands corporation (“Assignee”), Money Victory Limited, a British Virgin Island corporation (“Money Victory”) and Lin Tan, the majority owner of Money Victory. Capitalized terms used, but not otherwise defined, herein have the meanings ascribed to them in the Stock Purchase Agreement (as defined below).

BACKGROUND

Assignor is a party to that certain Stock Purchase Agreement, dated as of April 9, 2008 (the “Stock Purchase Agreement”), by and among Assignor, Money Victory, and Lin Tan. Assignor desires to assign all of its rights, obligations and duties under the Stock Purchase Agreement to Assignee and Assignee desires to assume all of such rights, obligations and duties.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration, Assignor and Assignee hereby agree as follows:

1. Assignment of Rights: Assignor hereby assigns, transfers and conveys to Assignee and Assignee hereby accepts such assignment of Assignor’s right, title and interest in, to and under the Stock Purchase Agreement. The total consideration for such assignment of rights is $5,900,000. Assignee shall wire such amount to Assignor’s designated bank account within 110 business days after the signing of this Agreement. Assignor shall transfer its shares of Money Victory to Assignee within 30 business days after its receipt of $5,900,000.

2. Assumption: Assignee hereby agrees to perform and discharge all of the obligations of Assignor under the Stock Purchase Agreement and Assignee hereby assumes such obligations of Assignor under and with respect to Stock Transfer Agreement as if Assignee had entered into the Stock Purchase Agreement directly with Money Victory and Lin Tan.

3. Assignee’s Acknowledgment: Assignee hereby acknowledges that Assignee has read the Stock Purchase Agreement and has received an original or an exact copy of the Stock Purchase Agreement.

4. Consent of Money Victory and Lin Tan: Each of Money Victory and Lin Tan hereby consent and agree to the assignment and assumption of the Stock Purchase Agreement as provided for herein.

5. Each of Assignor and Assignee hereby represents that, at the time of this Agreement, it does not have any material non-public information about Money Victory or Golden Elephant Glass Technology, Inc, a Nevada company and whose common stock is traded on the Over-the-Counter Bulletin Board.

6. Each of Assignor and Assignee hereby represents that, at the time of this Agreement, it is not aware of any facts that would cause the transaction contemplated by this Agreement in violation of the applicable U.S. securities laws.

7. Authority and Enforceability. Assignee hereby represents that it has all requisite power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby. When executed and delivered, this Agreement and the Stock Purchase Agreement will be enforceable against Assignee in accordance with their terms.

8. Miscellaneous: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which when taken together shall constitute a single document.

This Agreement shall become effective upon the execution by all the parties hereto. Once the Agreement is effective, the Assignee shall have all the rights and interests contemplated in the Agreement.

Assignor:

Wonder Auto Limited
By: /s/ Qingjie Zhao
Name: Qingjie Zhao
Title: CEO

Assignee:

Golden Stone Capital Limited
By: /s/ Yanping Li
Name: Yanping Li

Money Victory:

Money Victory Limited
By: /s/ Lin Tan
Name: Lin Tan

/s/ Lin Tan
Lin Tan